Exhibit 99.1

For Immediate Release

HOSPIRA ANNOUNCES PLANS TO OPTIMIZE OPERATIONS, INCREASE SHAREHOLDER VALUE

— Company Launches “Project Fuel” to Improve Margins and Drive Growth —

LAKE FOREST, Ill., March 24, 2009 — Hospira, Inc. (NYSE: HSP), a leading global specialty pharmaceutical and medication delivery company, today announced details regarding Project Fuel, a multi-phased initiative to improve the company’s margins and fuel its growth. Project Fuel will capitalize on the company’s potential to increase shareholder value and improve operational efficiency by optimizing its product line, evaluating non-strategic assets and streamlining its organizational structure.

In conjunction with these actions, which are slated to occur over the next 24 months, Hospira expects to reduce its global workforce by approximately 10 percent and deliver annual cost savings of approximately $110 million to $140 million.

“To maximize our opportunities for growth and sustainable shareholder value, Hospira is taking a number of important steps to simplify our business, strengthen our financial position and establish a strong foundation for our future,” said Christopher B. Begley, chairman and chief executive officer, Hospira. “By reducing costs and improving efficiencies, we can free up more dollars to invest for profitable growth and shareholder returns. And with a streamlined, focused organization, we will reduce complexity, improve performance and be better positioned to advance our significant opportunities.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

Optimizing the product line

Hospira’s global product line encompasses thousands of list numbers, or SKUs, many of which represent multiple presentations of the same drug compound and serve the same medical need. By simplifying presentation choices, Hospira can better meet the needs of its customers with a focused, yet robust, portfolio. In addition to improving inventory management and manufacturing efficiency, Hospira expects the streamlined product line to produce indirect cost reductions through associated decreases in functional support. Importantly, customers will also realize enhanced service levels and value, while continuing to benefit from product choice across the continuum of care.

Evaluating non-strategic assets

Hospira’s Specialty Injectable Pharmaceuticals (SIP) and Medication Management Systems (MMS) product lines have been established as key growth drivers, delivering strong performance and providing significant opportunity for future growth. As a result, the company is now able to turn its attention to rationalizing non-strategic assets that detract from the company’s overall growth trajectory and margin expansion opportunities.

Streamlining the organizational structure

Evolving Hospira’s organizational structure is another key step in optimizing its performance and in continuing to ensure Hospira delivers on its global growth promise. Hospira has identified, and is pursuing, significant opportunities to improve efficiencies and performance in several functional areas, including global procurement, finance and information technology. Efforts will include de-layering the company’s management structure, consolidating certain functions and heightening the focus on process improvement to reduce complexity and redundancy, accelerate decision making and raise overall productivity.

Workforce impact

The net projected reduction associated with these collective actions represents approximately 10 percent of the company’s global workforce, with the majority of reductions occurring in the next 12 months. Hospira will help prepare employees for the transitions through the provision of assistance packages.

“Every day our employees make valuable contributions to Hospira, our customers and the patients we collectively serve,” said Begley. “We understand the impact these decisions have on our employees and their families, especially during tough economic times. Our actions, while difficult, are designed to benefit all of our stakeholders by ensuring a strong foundation for our future.”

Financial information

In connection with these actions, Hospira estimates it will incur total pre-tax charges in the range of $140 million to $160 million, of which approximately $90 million to $100 million will be incurred during 2009. The total charges for the project include cash costs of approximately $120 million, primarily related to restructuring costs, including employee-separation and other costs, as well as process optimization implementation costs. Approximately $30 million of non-cash costs is related to various potential asset write-downs. Hospira expects these actions will deliver annualized pre-tax savings of approximately $8 million to $10 million in 2009 and approximately $110 million to $140 million on an annualized run-rate basis, which it expects to reach by the second quarter of 2011.

Webcast

A 30-minute conference call for investors and media will be held at 9 a.m. Central time on Tuesday, March 24, 2009. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup for receiving the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has more than 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, projections of certain charges and expenses, and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Stacey Eisen (224) 212-2276	Financial Community Karen King (224) 212-2711

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